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                                                                       EXHIBIT 5

                    FULBRIGHT & JAWORSKI L.L.P. [LETTERHEAD]

April 4, 1996

Weatherford Enterra, Inc.
1360 Post Oak Boulevard, Suite 1000
Houston, Texas  77056

Ladies and Gentlemen:

         We have acted as counsel for Weatherford Enterra, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 on April 5, 1996 (the "Registration Statement") with respect to the Company's debt securities (the "Securities") to be issued from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended, for an aggregate initial offering price not to exceed $300,000,000.

         We have examined (i) the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, (ii) a draft of an Indenture (the "Indenture"), between the Company and Bank of Montreal Trust
Company, as Trustee, and (iii) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

         Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that, when (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Board of Directors of the Company and its designated committee have taken all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters; and (iii) the Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the
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Weatherford Enterra, Inc.
April 4, 1996
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Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company or its designated committee upon payment of the consideration therefore provided for therein, the Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Indenture.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                        Very truly yours,

                                        /s/  FULBRIGHT & JAWORSKI L.L.P.

                                        Fulbright & Jaworski L.L.P.